Dinsmore & CINCINNATI

Shohl LLP 1900 Chemed Center, 255 East Fifth Street

Cincinnati, Ohio 45202

Phone (513) 977-8200 * Fax (513) 977-8141

www.dinslaw.com

October 15, 2001

United Bancshares, Inc.

100 South High Street

Columbus Grove, Ohio 45830

Ladies and Gentlemen:

This opinion is rendered for use in connection with the Registration Statement on Form S-8 prescribed pursuant to the Securities Act of 1933, to be filed by United Bancshares, Inc. (the "Company") with the Securities and Exchange Commission, under which an additional 264,838 shares of the Company's Common Stock without par value ("Common Stock") are to be registered for issuance pursuant to the United Bancshares, Inc. Stock Option Plan and the United Bancshares, Inc. Incentive Stock Option and Nonstatutory Stock Option Plan (collectively, the "Plans").

We hereby consent to the filing of this opinion as Exhibits 5 and 23.2 to the Registration Statement and to the reference to our name in the Registration Statement.

As counsel to the Company, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such statutes, documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary for the purpose of this opinion, including the Company's Articles of Incorporation and Code of Regulations and the record of proceedings of the directors of the Company.

Based upon the foregoing, we are of the opinion that:

1. The Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Ohio.

2. The Plans have been duly and validly authorized and adopted, and the additional 270,790 shares of the Company's Common Stock that may be issued and sold from time to time in accordance with the Plans have been duly authorized for issuance and will, when issued, sold and paid for in accordance with the Plans, be validly issued, fully paid and non-assessable.

Very truly yours,

DINSMORE & SHOHL LLP

Susan B. Zaunbrecher